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                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 07/14/1999
                                                             991287979 - 2889367

                           SECOND AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          DIRECT HIT TECHNOLOGIES, INC.

         Direct Hit Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.     The name of the corporation is Direct Hit Technologies, Inc.

2. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 27, 1998.

3. The date of filing of its First Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was November 12, 1998.

4. This Second Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this Corporation as herein set forth in full:

                                    ARTICLE I

                                      NAME

         The name of the corporation (hereinafter called the "Corporation") is Direct Hit Technologies, Inc.

                                   ARTICLE II

                                REGISTERED OFFICE

         The address of the registered office of the Corporation in the State of Delaware is 15 East North Street, City of Dover, County of Kent, and the name of the registered agent of the Corporation in the State of Delaware at such address is the Incorporating Services, Ltd.

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                                   ARTICLE III

                                    PURPOSES

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be ordered under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

                                  CAPITAL STOCK

     1. AUTHORIZED STOCK. The Corporation is authorized to issue two classes of shares to be designated respectively "Preferred Stock" par value $0.001 per share and "Common Stock," par value $0.001 per share. The total number of shares of Preferred Stock authorized is 10,942,678. The total number of shares of Common Stock authorized is 35,000,000. The shares of Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series.

     Effective upon filing this Second Amended and Restated Certificate of Incorporation, each outstanding share of Common Stock and each outstanding share of Preferred Stock shall be split into three (3) shares of Common Stock, $0.001 par value per share, and three (3) shares of Preferred Stock, $0.001 par value per share, respectively. All references to the number of shares of Common Stock and Preferred Stock herein shall be on a post-split basis, unless otherwise indicated.

     2. PREFERRED STOCK. The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. The first series of Preferred Stock shall be comprised of 5,187,501 shares designated as "Series A Preferred Stock." The second series of Preferred Stock shall be comprised of 1,323,912 shares designated as "Series B Preferred Stock." The third series of Preferred Stock shall be comprised of 4,431,265 shares designated as "Series C Preferred Stock." The relative rights, preferences, restrictions and other matters relating to the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock (collectively, the "Preferred Stock") are as follows:

          (a) DIVIDENDS. The holders of outstanding Preferred Stock shall be entitled to receive in any fiscal year, when as and if declared by the Board of Directors, out of any assets at the time legally available therefor, non-cumulative dividends in cash at the rate equal to $0.0213, $0.121 and $0.4748 per share of Series A Preferred Stock, Series B Preferred Stock and Series C

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Preferred Stock, respectively, as adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits or similar events (collectively a "Recapitalization Event"), per annum. The right to dividends on Preferred Stock shall not be cumulative, unless otherwise declared to be cumulative by the Board of Directors, and no right shall accrue to holders of Preferred Stock by reason of the fact that distributions on said shares are not declared in any prior year, nor shall any undeclared or unpaid distribution bear or accrue interest. No dividend will be paid on the Common Stock, and no share of Common Stock will be repurchased by the Corporation except for purchases of unvested shares repurchased from former employees at their original purchase price.

          (b) PREFERENCE ON LIQUIDATION.

               (1) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets and funds of the Corporation available for distribution to stockholders shall be distributed as follows:

                    (i) The holders of Series C Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made in respect of the Corporation's Series A Preferred Stock, Series B Preferred Stock or Common Stock, the amount of (A) $8.90265 per share of Series C Preferred Stock (as adjusted for any Recapitalization Event) if the consideration received in a liquidation is $2.99 per fully diluted share of Common Stock or less, (B) $10.386425 per share of Series C Preferred Stock (as adjusted for any Recapitalization Event) if the consideration received in a liquidation is between $3.00 and $8.96 per fully diluted share of Common Stock, (C) $11.8702 per share of Series C Preferred Stock (as adjusted for any Recapitalization Event) if the consideration received in a liquidation is between $8.97 and $11.96 per fully diluted share of Common Stock, or (D) $5.9351 per share of Series C Preferred Stock (as adjusted for any Recapitalization Event) if the consideration received in a liquidation is over $11.96 per fully diluted share of Common Stock, plus all declared or accrued and unpaid dividends thereon to the date fixed for such distributions. If upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series C Preferred Stock the full amounts to which they respectively shall be entitled, the holders of the Series C Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

                    (ii) After setting apart or paying in full the preferential amounts due to the holders of Series C Preferred Stock the holders of Series B Preferred Stock and Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made in respect of the Corporation's Common Stock, the amount of (A) $0.2667 per share of Series A Preferred Stock (the "Original Series A Issue Price") and $1.51067 per share of Series B Preferred Stock (the "Original Series B Issue Price") (each as adjusted for any Recapitalization Event), and (B) all declared or accrued and unpaid dividends thereon to the date fixed for such distribution. If, after setting apart or

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paying in full the preferential amounts due the holders of Series C Preferred
Stock as set forth in Section 2(b)(1)(i) above, upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series A and Series B Preferred Stock the full amounts to which they respectively shall be entitled, the holders of the Series A and Series B Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

                    (iii) After setting apart or paying in full the preferential amounts due the holders of Preferred Stock as set forth in Sections 2(b)(1)(i) and (ii) above, the remaining assets of the Corporation available for distribution to its stockholders, if any, shall be distributed ratably to the holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock then held by them, with each share of Series A Preferred Stock and Series B Preferred Stock treated as the number of shares of Common Stock into which such shares of Series A Preferred Stock and Series B Preferred Stock are then convertible (which includes amounts paid pursuant to paragraph 2(b)(1)(ii) above and as adjusted for any Recapitalization Event with respect to such shares), PROVIDED, THAT a holder of Series A Preferred Stock or Series B Preferred Stock shall cease to participate from a distribution pursuant to this paragraph 2(b)(1)(iii) after April 27, 2001.

     The merger or consolidation of the Corporation into or with another corporation, entity or person, or the issuance by the Corporation of voting securities to another corporation, entity or person, in either case pursuant to which the stockholders of this Corporation shall own less than fifty percent (50%) of the voting securities of the surviving or other corporation, entity or person, or the sale, transfer or other disposition (but not including a transfer or disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section 2(b). Any of the foregoing events deemed to constitute a liquidation, dissolution or winding up of the Corporation shall be deemed to so constitute such an event whether accomplished in a single transaction or a series of transactions.

               (2) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Corporation shall, within ten (10) days after the date the Board of Directors approves such action, or twenty (20) days prior to any stockholders' meeting called to approve such action, or twenty (20) days after the commencement of any involuntary proceeding whichever is earlier, give each holder of shares of Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of Preferred Stock upon consummation of the proposed action and the date of delivery thereof If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Preferred Stock of such material change.

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               (3) The Corporation shall not consummate any voluntary or
involuntary liquidation, dissolution or winding up of the Corporation before the expiration of thirty (30) days after the mailing of the initial written notice or ten (10) days after the mailing of any subsequent written notice, whichever is later; PROVIDED, THAT any such thirty (30) day or ten (10) day period may be shortened upon the written consent of the holders of a majority of the outstanding shares of Preferred Stock.

               (4) In the event of any voluntary or involuntary liquidation dissolution or winding up of the Corporation which will involve the distribution of assets other than cash, the Corporation shall promptly engage competent independent appraisers to determine the value of the assets to be distributed to the holders of shares of Preferred Stock and the holders of shares of Common Stock (it being understood that with respect to the valuation of securities, the Corporation shall engage such appraiser as shall be approved by the holders of a majority of shares of the Corporation's outstanding Preferred Stock). The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Preferred Stock of the appraiser's valuation.

          (c) VOTING. Except as otherwise required by law or as set forth herein, the shares of Preferred Stock shall be voted on an equal basis with the shares of the Corporation's Common Stock at any annual or special meeting of stockholders of the Corporation, or may act by written consent in the same manner as the Corporation's Common Stock, upon the following basis: each holder of shares of Preferred Stock shall be entitled to such number of votes for the Preferred Stock held by him on the record date fixed for such meeting, or on the effective date of such written consent as shall be equal to the number of shares of the Corporation's Common Stock into which all of his shares of Preferred Stock are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

          (d) CONVERSION RIGHTS. The holders of Preferred Stock shall have conversion rights as follows:

               (1) OPTIONAL CONVERSION. Each share of Preferred Stock all be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock of the Corporation as it is then convertible in accordance with the terms hereof. The number of shares of Common Stock into which each share of Preferred Stock may be converted shall be determined by dividing $0.2667 for the Series A Preferred Stock, $1.51067 for the Series B Preferred Stock and $5.9351 per share of the Series C Preferred Stock by the appropriate Conversion Price in effect at the time of conversion. The Series A Conversion Price, Series B Conversion Price and Series C Conversion Price initially shall be $0.2667, $1.51067 and $5.9351, respectively, subject to adjustment as hereinafter provided.

               (2) AUTOMATIC CONVERSION. Each share of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Conversion Price,

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upon the earlier of (i) the time the written consent or agreement to such conversion is obtained by both (A) the holders of at least seventy-five percent (75%) of the then outstanding Series C Preferred Stock and (B) the holders of at least fifty percent (50%) of the then outstanding Series A and Series B Preferred Stock or (ii) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 (or a successor form) under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at an offering price of at least $11.8702 per share (as adjusted for any Recapitalization Event) that values the Corporation at not less than $253 million and results in gross proceeds to the Corporation of at least $20 million. In the event of such a public offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such public offering at which time the Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares arc surrendered to the Corporation or its transfer agent; PROVIDED, HOWEVER, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Preferred Stock being converted are either delivered to the Corporation or its transfer agent, as hereinafter provided, or the holder notifies the Corporation or any transfer agent, as hereinafter provided, that such certificates have been lost. stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

          (3) The holder of any shares of Preferred Stock may exercise the conversion rights by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Preferred Stock, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation (if required by it), accompanied or preceded by written notice stating that the holder elects to convert such shares into shares of Common Stock. Conversion shall be deemed to have been effected on the date when such delivery is made (the "Conversion Date"). As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled. The holder shall be deemed to have become a stockholder of record of Conversion Stock on the applicable Conversion Date unless the transfer books of the Corporation are closed on the date, in which event it shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares of Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered.

          (4) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of

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Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation that such tax has been paid.

          (5) The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary board and stockholder approval), in accordance with the laws of the State of Delaware, increase the authorized amount of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Preferred Stock at the time outstanding.

          (6) If any shares of Common Stock to be reserved for the purpose of conversion of Shares of Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

          (7) All shares of Common Stock which may be issued upon conversion of the sales of Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

          (8) In case:

               (i) the Corporation shall take a record of the holders of its capital stock for the purpose of entitling them to receive a dividend payable in cash or otherwise, or any other distribution, payable in cash of otherwise, or to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

               (ii) of any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of common stock), consolidation or merger of the Corporation with or into another corporation, the issuance of a controlling block of voting securities to a third party (or a group of third parties acting in concert with respect thereto) or conveyance of all or substantially all of the assets of the Corporation to another corporation; or

               (iii) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

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then, and in any such case, the Corporation shall cause to be mailed to the transfer agent for the Preferred Stock, and to the holders of record of the outstanding Preferred Stock at the address of record of such stockholder as set forth on the Corporation's books, at least thirty (30) days prior to the date hereinafter specified, a notice stating the material terms of the proposed transaction and the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, dissolution. liquidation or winding up is to take place and the date, if any is to be fixed. as of which holders of capital stock of record shall be entitled to exchange their shares of capital stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

          (e) ADJUSTMENT OF CONVERSION PRICE. The Conversion Price for any series of Preferred Stock from time to time in effect shall be subject to adjustment from time to time as follows:

               (1) In case the Corporation shall at any time subdivide the outstanding shares of Common Stock, or shall issue a stock dividend on its outstanding Common Stock. the Conversion Price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased, effective, at the close of business on the date of such subdivision, dividend or combination, as the case may be.

               (2) Upon the issuance by the Corporation of Equity Securities (as defined below) at a consideration per share less than the Conversion Price of such series of Preferred Stock in effect immediately prior to the time of such issue or sale other than an issuance of stock or securities pursuant to Section 2(e)(1) above or the issuance of shoes of Common Stock upon conversion of any shares of Preferred Stock, then forthwith upon such issue or sale, such Conversion Price shall be reduced to a price (calculated to the nearest hundredth of a cent) determined by dividing:

                    (i) an amount equal to the sum of (x) the number of shares of Common Stock deemed outstanding immediately prior to such issue or sale multiplied by the Conversion Price in effect immediately prior to such adjustment, (y) the number of shares of Common Stock issuable upon conversion or exchange of any obligations or of any securities of the Corporation deemed outstanding immediately prior to such issue or sale multiplied by the Conversion Price in effect immediately prior to such adjustment, and (z) an amount equal to the aggregate "consideration actually received" by the Corporation upon such issue or sale; by

                    (ii) the sum of the number of shares of Common Stock deemed outstanding immediately after such issue or sale and the number of shares of Common Stock issuable upon conversion or exchange of any obligations or of any securities of the Corporation deemed outstanding immediately after such issue or sale.

         For purposes of this Section 2(e)(2), the following provisions shall be applicable:

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                         (A) The term "Equity Securities" as used in this
Section 2(e)(2) shall mean any shares of Common Stock, or any obligation. any share of stock or other security of the Corporation convertible into or exchangeable for Common Stock except for (i) up to 2,487,501 shares of Common Stock or options to purchase Common Stock in the aggregate (as adjusted for any Recapitalization Event) issued or granted to officers, directors, employees or consultants of the Corporation and its subsidiaries pursuant to any stock plans heretofore approved by the Corporation's Board of Directors or (ii) shares issued in conjunction with an equipment lease financing, debt financing, licensing or acquisition transaction that is unanimously approved by all members of the Board of Directors.

                         (B) In the case of an issue or sale for cash of
shares of Common Stock, the "consideration actually received" by the Corporation therefor shall be deemed to be the amount of cash received, before deducting therefrom any commissions or expenses paid by the Corporation.

                         (C) In case of the issuance (otherwise than upon
conversion or exchange of obligations or shares of stock of the Corporation) of additional shares of Common Stock for a consideration other than cash or a consideration partly other dm cash, the amount of the consideration other than cash received by the Corporation for such shares shall be deemed to be the value of such consideration as determined in good faith by the Board of Directors.

                         (D) In case of the issuance by the Corporation in
any manner of any rights to subscribe for or to purchase shares of Common Stock. or any options for the purchase of shares of Common Stock or stock convertible into Common Stock all shares of Common Stock or stock convertible into Common Stock to which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights or options shall be deemed "outstanding" as of the date of the offering of such rights or the granting of such options, as the case may be, and the minimum aggregate consideration named in such rights or options for the shares of Common Stock or stock convertible into Common Stock covered thereby, plus the consideration, if any, received by the Corporation for such rights or options, shall be deemed to be the "consideration actually received" by the Corporation (as of the date of the offering of such rights or the granting of such options, as the case may be) for the issuance of such shares.

                         (E) In case of the issuance or issuances by the
Corporation in any manner of any obligations or of any shares of stock of the Corporation that shall be convertible into or exchangeable for Common Stock, all shares of Common Stock issuable upon the conversion or exchange of such obligations or shares shall be deemed issued as of the date such obligations or shares are issued, and the amount of the "consideration actually received" by the Corporation for such additional shares of Common Stock shall be deemed to be the total of (x) the amount of consideration received by the Corporation upon the issuance of such obligations or shares. as the case may be, plus (y) the minimum aggregate consideration, if any, other than such obligations or shares, receivable by the Corporation upon such conversion or exchange, except in adjustment of dividends.

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                         (F) The amount of the "consideration actually
received" by the Corporation upon the issuance of any rights or options referred to in subsection (D) above or upon the issuance of any obligations or shares which are convertible or exchangeable as described in subsection
(E) above, and the amount of the consideration, if any, other than such obligations or shares so convertible or exchangeable, receivable by the Corporation upon the exercise, conversion or exchange thereof shall be determined in the same manner provided in subsections (B) and (c) above with respect to the consideration received by the Corporation in case of the issuance of additional shares of Common Stock, provided, however, that if such obligations or shares of stock so convertible or exchangeable are issued in payment or satisfaction of any dividend upon any stock of the Corporation other than Common Stock, the amount of the "consideration actually received" by the Corporation upon the original issuance of such obligations or shares or stock so convertible or exchangeable shall be deemed to be the value of such obligations or shares of stock, as of the date of the adoption of the resolution deciding such dividend, as determined by the Board of Directors at or as of that date. On the expiration of any rights or options referred to in subsection (D), or the termination of any right of conversion or exchange referred to in subsection (E), or any change in the number of shams of Common Stock deliverable upon exercise of such options or rights or upon conversion of or exchange of such convertible or exchangeable securities, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustments made upon the issuance of such option, right or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered or to be delivered upon the exercise of such rights or options or upon the conversion or exchange of such securities.

                         (G) In the event this Corporation shall declare a
distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons or options or rights not referred to in this Section 2(e)(2), then, in each such case, the holders of the Preferred Stock shall be entitled to the distributions provided for in
Section 2(a) above, and no adjustment to the Conversion Price provided for in this Section 2(e) shall be applicable.

                    (3) Subject to the right of the Corporation to amend this Certificate of Incorporation upon obtaining necessary approvals required by this Certificate of Incorporation and applicable law, this Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2(e) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment.

                    (4) Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 2(e), this Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the thereof, and shall prepare and

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furnish to each holder of Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of any series of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment or readjustment, (B) the Conversion Price of such series at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of his shares.

               (f) STATUS OF CONVERTED STOCK. In the event any shares of Preferred Stock shall be converted pursuant to Section 2(e) above or otherwise acquired by the Corporation, the shares so converted shall be cancelled and shall not be issuable by the Corporation, and the Certificate of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

               (g) PROTECTIVE PROVISIONS. So long as any shares of Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of (i) the holders of at least a majority of the total number of shares of Series A and Series B Preferred Stock outstanding. voting together as a class, and
(it) at least a majority of the total number of shares of Series C Preferred Stock outstanding, voting separately as a class:

                    (1) amend the Articles of Incorporation or Bylaws in a manner that would alter or change any of the powers, preferences, privileges or rights of the Preferred Stock;

                    (2) increase or decrease the authorized number of shares of Preferred Stock;

                    (3) amend the provisions of this Section 2(g);

                    (4) liquidate or wind up the Corporation;

                    (5) undertake or effect any consolidation or merger of the Corporation with or into another corporation (except into or with a wholly-owned subsidiary) or any acquisition by or the conveyance of all or substantially all of the assets of the Corporation to another person or effectuate any transaction or series of related transactions which results in the Corporation's shareholders immediately prior to such transaction not holding at least fifty percent (50%) of the voting power of the surviving or continuing entity (a "Reorganization Event"); PROVIDED, HOWEVER, that the consent of the holders of Preferred Stock shall not be required for the Corporation to take any of the actions set forth in this Section 2(g)(5) if the value of consideration to be received by a holder of any shares of Series C Preferred Stock equals or exceeds $8.90265 per share (as adjusted for any Recapitalization Event) pursuant to the consummation of such transaction; or

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                    (6) authorize or issue any other equity security senior
to or on a parity with the Preferred Stock as to dividend and redemption rights or liquidation preferences.

               (h) SERIES B PREFERRED STOCK PREFERENCE. So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the total number of shares of Series B Preferred Stock outstanding, voting together as a class, undertaken or effect any Reorganization Event in which the value of the consideration to be received per share of Series B Preferred Stock in such action is less than one hundred and fifty percent (150%) of the Original Series B Issue Price.

               (i) RESIDUAL RIGHTS. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

                                    ARTICLE V

                                     BYLAWS

         In furtherance and not in limitation of the powers conferred by statute and except as provided herein, the Board of Directors shall have the power to adopt, amend, repeal or otherwise alter the bylaws without any action on the part of the stockholders; PROVIDED, HOWEVER, that any bylaws made by the Board of Directors and any and all powers conferred by any of said bylaws may be amended, altered or repealed by the stockholders.

                                   ARTICLE VI

                          INDEMNIFICATION OF DIRECTORS

        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefits.

         If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Any repeal or modification of the foregoing provisions of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

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                                   ARTICLE VII

                              ELECTION OF DIRECTORS

         The election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

         4. This Second Amended and Restated Certificate of Incorporation was duly adopted by written consent of the stockholders in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

               [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Direct Hit Technologies, Inc. has caused this Certificate to be signed by Michael Cassidy, its President, this 13th day of July, 1999.

                                       DIRECT HIT TECHNOLOGIES, INC.

                                       By: /s/ Michael Cassidy
                                           -----------------------------
                                          Michael Cassidy, President




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